Exhibit 99.1

February 12, 2009

Dear Shareholder:

As I write, a deepening recession grips our nation. Companies and individuals make choices, decisions, and adjustments each day to meet new challenges and to position themselves to survive the current situation and to, hopefully, thrive in the days to come. Let me assure you that North State Bancorp is one of those companies.

Because you placed your trust in us by investing in our company, I wanted to personally share with you how we are weathering this storm. Providing a good return for you by remaining profitable is of the utmost importance to us. When all is said and done, the way we are facing these current challenges, is much like the way we have always done business. The only difference is, perhaps, a greater sense of urgency.

What we are doing is basically a five point plan: Do what we do best, serve strong markets, know our customers, manage expenses, and continue to invest in the future in order to be well-positioned when the economic tide turns, as it inevitably will. This plan will be enhanced by maintaining both a solid balance sheet and strong asset quality.

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North State Bank, our wholly owned subsidiary, is focused on serving customers who we can serve better than our competitors, specifically professionals and their firms, community association management companies, churches and other nonprofits, and businesses and individuals who need and value a mutually-beneficial banking relationship. More than ever, I believe it is critical to know who you are and what you do best and to stick to it. And that is what we are doing. We are protecting and strengthening our core business.

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The geographic markets we have chosen to serve are some of the best, most resilient markets in the U.S.: Wake County, home to North Carolina’s state capital – Raleigh; New Hanover County, North Carolina’s port city and the vital, growing city of Wilmington; and Carteret County and North Carolina’s Crystal Coast.

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Our goal has always been to create and build relationships with customers, not to make deals in the marketplace. We will not lose sight of this. This strategy helps us to know the industries, the businesses, and the people we do business with better than many banks that focus on one-time deals in order to grow a loan portfolio. Our focus is on good growth, not growth at the expense of earnings.

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At all levels of the Bank, we are managing expenses. We make hard choices and decisions when they are called for, while continuing to operate our Company at an appropriate level. Basically, we are consistently choosing to do the things that matter most. If it doesn’t matter, we just don’t do it.

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In the middle of this crisis, there are bright spots; and, our service to community association management firms is a bright spot at North State. We are expanding our service to this industry through creating a separate division, CommunityPLUS. Through the efforts of Sandra Temple, executive vice president and chief operations officer for North State Bank, and her team, this area of our bank has grown to more than $125 million in deposits, serving firms across North Carolina and across the country. We are known for providing products that are second-to-none and exceptional customer service. We look forward to sharing more about this with you.

Our vision, values, and strategy are clear. During these trying times we are holding on to what we know to be true about ourselves, our customers, and what we can accomplish together. Ultimately, we are focused on providing a good return to you, our shareholders. Thank your for your investment in us. We look forward to sharing our 2008 financial report with you soon.

If there is anything we can do to meet your banking needs, let us know.

Sincerely,

/s/ Larry D. Barbour
Larry D. Barbour
President and CEO